Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-3 and S-8 (Nos. 333-217356, 333-232438, 333-219133, 333-219129, 333-168787, 333-212907, 333-184823, 333-152951 and 333-139127) of Willdan Group,  Inc. of our report dated October 12, 2019 on our audit of the financial statements of Energy and Environmental Economics, Inc. as of and for the year ended December  31, 2018 and 2017 and the related notes thereto,  included in this Quarterly Report on Form 10-Q of Willdan Group Inc. for the quarter ended September 27, 2019, filed with the Securities and Exchange Commission on October 31, 2019. We also consent to the reference to our firm under the caption “Experts” in the prospectus.

/s/ Farber Hass Hurley LLP

Chatsworth, CA

October 31, 2019